Exhibit 3

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS BY DIC SAHIR LIMITED, DUBAI INTERNATIONAL CAPITAL LLC, DUBAI HOLDING INVESTMENT GROUP LLC, DUBAI HOLDING LLC AND MOHAMMAD ABDULLAH ALI AL GERGAWI. THESE PORTIONS HAVE BEEN MARKED WITH TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

C L I F F O R D C H A N C E	CLIFFORD CHANCE LLP

DATED: 15 NOVEMBER 2007
For

DUBAI HOLDING INVESTMENTS GROUP LLC

with

MORGAN STANLEY BANK INTERNATIONAL LIMITED
as the Mandated Lead Arranger

and

MORGAN STANLEY BANK INTERNATIONAL LIMITED
as Facility Agent

and

MORGAN STANLEY BANK INTERNATIONAL LIMITED
as Security Trustee

CREDIT FACILITY AGREEMENT

CONTENTS
Clause	Page

1	Interpretation	1
2	The Facilities	9
3	Purpose	10
4	Conditions Of Utilisation	10
5	Utilisation	11
6	Repayment	11
7	Prepayment And Cancellation	11
8	Interest	14
9	Interest Periods	15
10	Changes To The Calculation Of Interest	16
11	Fees	17
12	Tax Gross Up And Indemnities	17
13	Increased Costs	20
14	Other Indemnities	21
15	Mitigation By The Lenders	22
16	Costs And Expenses	23
17	Representations And Warranties	23
18	Information Undertakings	27
19	[**]	30
20	General Undertakings	30
21	Events Of Default	33
22	Changes To The Lenders	36
23	Assignments By The Borrower	40
24	Role Of The Facility Agent, The Security Trustee And The Mandated Lead Arranger	40
25	Conduct Of Business By The Finance Parties	48
26	Sharing Among The Finance Parties	48
27	Payment Mechanics	49
28	Set-Off	52
29	Notices	52
30	Calculations And Certificates	54
31	Partial Invalidity	54
32	Remedies And Waivers	54

33	Amendments And Waivers	55
34	Counterparts	55
35	Governing Law	56
36	Enforcement	56

THIS AGREEMENT is dated 15 November 2007 and made between:

(1)            DUBAI HOLDING INVESTMENTS GROUP LLC (the "Borrower");

(2)	MORGAN STANLEY BANK INTERNATIONAL LIMITED as mandated lead arranger (the "Mandated Lead Arranger");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Commitments) as lenders (the "Original Lenders");

(4)	MORGAN STANLEY BANK INTERNATIONAL LIMITED as facility agent of the other Finance Parties (the "Facility Agent"); and

(5)	MORGAN STANLEY BANK INTERNATIONAL LIMITED as security trustee of the other Finance Parties (the "Security Trustee").

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

In this Agreement:

"Acquiring Holdco" means DIC Sahir Limited, an exempted company incorporated with limited liability in the Cayman Islands with registration number 197716 and established by DIC as a wholly owned direct Subsidiary to facilitate the Acquisition.

"Acquisition" means the acquisition by the Acquiring Holdco of the Purchased Class A Shares on the Closing Date.

"Acquisition Costs" means all fees, costs, expenses, stamp registration and other Taxes incurred by the Borrower or its Subsidiaries in connection with the Acquisition.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Applicable Margin" means [**].

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling [**] after the date of this Agreement.

"Available Commitment" means, a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means, the aggregate for the time being of each Lender's Available Commitment.

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means for the purpose of determining a Quotation Day, a day (other than a Saturday or Sunday) on which banks are open for general business in London and, for any other purpose a day (other than a Friday, Saturday or a Sunday) on which banks are open for general business in London and Dubai.

"Charged Property" means all of the shares in Acquiring Holdco which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Closing Date" has the meaning given to such term in the Securities Purchase and Investment Agreement.

[**].

"Commitment" means:

(a)	in relation to an Original Lender, the amount set out opposite its name in Schedule 1 (Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, [**].

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Facility Agent.

"Default" means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice,

the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"DIC" means Dubai International Capital LLC, a company incorporated in Dubai with trade licence number 559962.

"Dollars" or "$" means the lawful currency for the time being of the United States of America.

"Environmental Approval" means any authorisation required by an Environmental Law.

"Environmental Claim" means:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

"Environmental Law" means any applicable law or regulation concerning:

(a)	the environment; or

(b)	any emission or substance which is capable of causing harm to any living organism or the environment.

"Equator Principles" means those principles set out in the paper entitled "An industry approach for financial institutions in determining, assessing and managing the environmental and social risk" dated 4 June 2003 and developed and adopted by the International Finance Corporation and various other banks and financial institutions as applicable as set out at the date of this Agreement.

"Event of Default" means any event or circumstance specified as such in Clause 21 (Events of Default).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means the letter or letters dated on or about the date of this Agreement between the Facility Agent and the Borrower [**].

"Final Maturity Date" means the date falling [**] after the date of this Agreement.

"Finance Document" means:

(a)	this Agreement;

(b)	a Transfer Certificate;

(c)	any Fee Letter,

(d)	any Syndication Agreement;

(e)	any Security Document; and

(f)	any other document designated as such by the Facility Agent and the Borrower.

"Finance Party" means the Facility Agent, the Security Trustee, the Mandated Lead Arranger or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Group" means the Borrower and its Subsidiaries for the time being.

"Holding Company" means, in respect of any person, a company in respect of which that person is a Subsidiary.

"IFRS" means International Financial Reporting Standards from time to time, published by the International Accounting Standards Board or any successor body reasonably acceptable to the Facility Agent.

"Increased Costs" means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Lender" means:

(a)	the Original Lenders; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for Dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period for that Loan.

"LMA" means the Loan Market Association.

"Loan" means the  loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

"Mandatory Cost" means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost formula).

"Material Adverse Effect" means [**].

"Maturity Date" means the last day of the Interest Period of a Loan.

[**].

[**].

"Original Financial Statements" means the audited consolidated accounts and the audited unconsolidated accounts of the Borrower for the year ended 2006.

"Party" means a party to this Agreement.

"Purchased Class A Shares" has the meaning given to such term in the Securities Purchase and Investment Agreement.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means the principal London offices of Citibank International plc, JPMorgan Chase Bank and Bank Of America, N.A. and any other banks as may be appointed by the Facility Agent in consultation with the Borrower.

"Relevant Interbank Market" means the London interbank market.

"Repeating Representations" means each of the representations set out in Clause 17.2 (Status), Clause 17.3 (Binding obligations), Clause 17.4 (Non-conflict with other obligations), Clause 17.5 (Power and authority), Clause 17.6 (Validity and admissibility in evidence), Clause 17.7 (Governing law and enforcement) Clause 17.8 (No default), Clause 17.18 (No winding up), Clause 17.11 (No proceedings pending or threatened), Clause 17.12 (Immunity).

"Reservations" means the reservations as to law contained in the legal opinions to be delivered pursuant to Schedule 2 (Conditions precedent documents).

"Screen Rate" means the British Bankers' Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

"Secured Parties" means the Security Trustee, the Facility Agent, the Mandated Lead Arranger and each Lender from time to time party to this Agreement.

"Securities Purchase and Investment Agreement" means the securities purchase and investment agreement dated 29 October 2007 between Target, Acquiring Holdco and DIC.

"Security Document" means the [**], any other document designated as such by the Facility Agent and the Borrower.

"Security Interest" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

[**].

"Subsidiary" means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

"Syndication Agreement" means any syndication agreement entered into between the Parties and other banks and financial institutions joining in those other banks and financial institutions into this Agreement under a general syndication process.

"Target" means Och-Ziff Capital Management Group LLC, a company established in Delaware.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Commitments" means the aggregate of the Commitments of all the Lenders, [**].

Transaction Security" means the Security Interest created or expressed to be created in favour of the Security Trustee pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

"VAT" means any value added tax and any other Tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the Facility Agent, the Security Trustee, the Mandated Lead Arranger, any Finance Party, any Lender or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted;

(viii)	the words "include" or "including" are deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import; and

(ix)	unless otherwise stated, a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)
Unless the contrary intention appears, a reference to a "month" or "months" is a reference to a period starting on one day in a calendar month (as determined under the Gregorian calendar) and ending on the numerically corresponding day in the next calendar month, except that:

(i)
(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period will end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period will end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period will end on the last Business Day in the calendar month in which that Interest Period is to end.

(e)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

1.3	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any terms of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility:

(a)	towards funding the Acquisition; and

(b)	for the purpose of paying any Acquisition Costs.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent has received (or waived receipt of) all of the documents and other evidence listed in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent.  The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders' Participation) if on both the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Funding

(a)	[**].

(b)	[**].

(c)	[**].

5	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 11.00 a.m. two Business Days before the proposed Utilisation Date or such shorter period as the Facility Agent may agree.

5.2	Completion of a Utilisation Request

Subject to Clause 4.3(b) (Funding), a Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the amount of the proposed Utilisation is no more than the amount of the Available Facility; and

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	No Lender is obliged to participate in the Loan if, as a result:

(i)	its share in the Loan would exceed its Commitment; or

(ii)	the Loan would exceed the Total Commitments.

(d)	The Facility Agent shall promptly notify the Lender of the amount of each Loan and the amount of its participation in that Loan.

6	REPAYMENT

The Borrower must repay the Loan in full on the Final Maturity Date.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful by reason of any event or circumstance occurring after the date of this Agreement in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender's participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory prepayment – change of control

(a)	For the purposes of this Clause 7.2, a "change of control" occurs if:

(i)	[**];

(ii)	[**];

(iii)	[**]; or

(iv)	[**].

(b)	The Borrower must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)	After a change of control set out in paragraph (a) above, if the Majority Lenders so require, the Facility Agent must, by notice to the Borrower:

(i)	cancel the Total Commitments; and

(ii)	declare the Loan, together with accrued interest and all other amounts accrued under the Finance Documents, to be due and payable 30 days from the date of the notice.

Any such notice will take effect in accordance with its terms.

7.3	Mandatory prepayment - [**]

[**].

7.4	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of [**]) of the Available Facility.  Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under the Facility.

7.5	Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.6	Voluntary prepayment

The Borrower may:

(a)	where the Original Lenders are the only Lenders, if it gives the Facility Agent not less than one Business Day prior notice provided that the Facility Agent receives the notice before 12.00; or

(b)	in other circumstances, if it gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice,

prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the relevant Loan by a minimum amount of [**]).

7.7	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan.

7.8	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any prepayment of the Loan (or any part) may not be re-borrowed, other than where:

(i)	the amount prepaid was borrowed for the purpose of funding the Acquisition;

(ii)	[**];

(iii)	the Original Lenders are the only Lenders; and

(iv)	the Borrower complies with Clause 4 (Conditions of Utilisation) and Clause 5 (Utilisation) in respect of the amount to be re-borrowed.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Applicable Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six month, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent

(acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrower three Business Days before the proposed Interest Period.

(c)
If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 10 (Changes to Interest Periods), be one month.

(d)
Subject to this Clause 9, the Borrower may select an Interest Period of one, three or six months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12:00 noon. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Applicable Margin;

(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant currency for the relevant Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33% of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)
The Borrower shall, at any time when the Original Lenders are not the only Lenders, and within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	FEES

[**].

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.  Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender.  If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)
The Borrower shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(1)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up)

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12, notify the Facility Agent.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax

(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

made, in each case, after the date of this Agreement.

13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent or the Borrower, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 12.1 (Definitions).

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(iii)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)
The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate

(or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate).  Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 14.2 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.3	Indemnity to the Facility Agent and Security Trustee

The Borrower shall promptly indemnify the Facility Agent and the Security Trustee against any cost, loss or liability incurred by the Facility Agent and the Security Trustee (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within 15 days of the presentation of an invoice (or such other date as may be agreed), pay the Facility Agent, the Security Trustee and the Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	the Borrower requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 27.9 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse the Facility Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent and the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17	REPRESENTATIONS AND WARRANTIES

17.1	Representations and Warranties

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.2	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.3	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Reservations, legal, valid, binding and enforceable obligations.

17.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets in any material respect.

17.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.6	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation other than any requirement to translate any document into Arabic,

have been obtained or effected and are in full force and effect.

17.7	Governing law and enforcement

Subject to the Reservations:

(a)	the choice of English law as the governing law of the Finance Documents (other than the [**]) will be recognised and enforced in its jurisdiction of incorporation;

(b)	any judgment obtained in England in relation to a Finance Document (other than the [**]) will be recognised and enforced in its jurisdiction of incorporation;

(c)	the choice of the laws of the Cayman Islands as the governing law of the [**] will be recognised and enforced in its jurisdiction of incorporation; and

(d)	any judgment obtained in the Cayman Islands in relation to a [**] will be recognised and enforced in its jurisdiction of incorporation.

17.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
As far as it is aware, no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might reasonably be expected to have a Material Adverse Effect.

17.9	No misleading information

To the best of the knowledge, information and belief of the Borrower having made due and careful enquiry all written information supplied by any member of the Group to a Finance Party in connection with the Facility was true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

17.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.11	No proceedings pending or threatened

Except as disclosed to the Facility Agent in writing prior to the date of this Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which is likely to be adversely determined and, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries.

17.12	Immunity

(a)
The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents.

17.13	Financial Statements

(a)	The Original Financial Statements of the Borrower:

(i)	were prepared in accordance with IFRS consistently applied; and

(ii)	fairly represent its financial condition and operations during the relevant financial year.

(b)	There has been no material adverse change in its business or financial condition, or the business or consolidated financial condition of the Group, since the date of the Original Financial Statements.

17.14	Compliance with Laws

It is in compliance with all laws and regulations applicable to it save where failure to do so might reasonably be expected to have a Material Adverse Effect.  It and each member of the Group has discharged all material tax liabilities and duties due and payable by it, except to the extent that any such liability is being contested in good faith and by appropriate proceedings.

17.15	Environment

(a)
It has obtained all Environmental Approvals and complied with the terms of such Environmental Approvals and with all Environmental Laws (including the Equator Principles) in a manner consistent in all respects with generally accepted good industry practice save where failure to do so might reasonably be expected to have a Material Adverse Effect.

(b)
There has been no use or disposal of, or contamination by, any emission or substance on its premises in contravention of any Environmental Law or Environmental Approvals which might reasonably be expected to have a Material Adverse Effect.

(c)	No Environmental Claim has been commenced or (to the best of its knowledge) is threatened against it which might reasonably be expected to have a Material Adverse Effect.

17.16	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.17	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.18	No winding up

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 22.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 22.8 (Creditors' process),

has been taken or, to the knowledge of the Borrower threatened in relation to it and none of the circumstances described in Clause 22.6 (Insolvency) applies to it.

17.19	No material adverse change

As at the date of this Agreement, there has been no material adverse change in the consolidated business or financial condition of the Borrower since the date to which the Original Financial Statements were drawn up.

17.20	Ownership

As at the date of this Agreement:

(a)	[**];

(b)	Dubai Holding LLC has the legal and beneficial ownership of 99.67 per cent. of the issued share capital of the Borrower and the power to direct the management and policies of the Borrower; or

(c)	the Borrower has the legal and beneficial ownership of 99.67 per cent. of the issued share capital of DIC and the power to direct the management and policies of DIC; and

(d)	DIC has the legal and beneficial ownership of 100 per cent. of the issued share capital of Acquiring Holdco and the power to direct the management and policies of Acquiring Holdco.

17.21	Repetition

(a)
The Repeating Representations are deemed to be made by the Borrower to each Finance Party by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

(b)
The representations set out in this Clause 17 are also deemed to be made by the Borrower to each Finance Party by reference to the facts and circumstances then existing on the date of any Syndication Agreement.

18	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within [**] after the end of each of the relevant financial years, its audited consolidated financial statements for that financial year; and

(b)
as soon as the same become available, but in any event within [**] after the end of the first half of each of its financial years, its unaudited unconsolidated financial statements for that financial half year.

18.2	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date which those financial statements were drawn up.

(b)
The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using IFRS (or such other accounting principles acceptable to the Facility Agent).

18.3	Information: miscellaneous

The Borrower shall supply (and shall procure that each member of the Group shall supply) to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by it to its shareholders or creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which are reasonably likely to be adversely determined and, if adversely determined, might reasonably be expected to have a Material Adverse Effect; and

(c)
promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request, except to the extent that disclosure of the information would breach any law, regulation, stock exchange requirement or duty of confidentiality.

18.4	Notification of default

The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.5	Compliance Certificate

(a)
On each date on which the Borrower delivers financial statements pursuant to Clause 18.1 (Financial statements) above, it must supply to the Facility Agent a Compliance Certificate [**] confirming that no Default has occurred and is continuing; and

(b)	Each Compliance Certificate must be signed by the Chief Financial Officer or Chief Operating Officer of the Borrower.

18.6	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Facility Agent.

If any Lender (the "Paper Form Lenders") does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Borrower shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

(c)	The Borrower shall, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	it becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower and each member of the Group shall comply with any such request within ten Business Days.

18.7	Know your customer checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower, any member of the Group or Target after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19	[**]

[** (Two (2) pages omitted pursuant to confidential treatment request.)]

20	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall (and shall procure that [**] and Acquiring Holdco shall) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

The Borrower shall (and shall procure that each member of the Group shall) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Pari passu ranking

The Borrower shall ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Negative pledge

(a)
The Borrower shall not create or permit to subsist any Security Interest over any of its assets over which a Security Interest in favour of the Finance Parties has been or is required to be created under the Finance Documents.

(b)	The Borrower shall procure that the Acquiring Holdco shall not create or permit to subsist any Security Interest over any of its assets or revenues, including its shares in Target.

20.5	[**]

[** (One (1) page omitted pursuant to confidential treatment request.)]

20.6	Merger

The Borrower shall not (and shall ensure that no member of the Group shall) (other than a re organisation on a solvent basis where the Borrower or the member of the Group (as applicable) is the surviving entity), enter into any amalgamation, demerger, merger or corporate reconstruction without the prior consent of all the Lenders, such consent not to be unreasonably withheld.

20.7	Change of business

The Borrower shall procure that:

(a)	no substantial change is made to the general nature of its business from that carried on at the date of this Agreement; and

(b)	Acquiring Holdco carries on no other business than holding shares in Target.

20.8	Insurance

The Borrower will maintain insurances in accordance with good industry practice.

20.9	Environmental Compliance

The Borrower shall (and shall ensure that each member of the Group will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Approvals and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.10	Environmental Claims

The Borrower shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim that has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group; or

(b)	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

20.11	[**]

[**].

20.12	Financial Indebtedness

The Borrower shall procure that Acquiring Holdco incurs no Financial Indebtedness other than inter-company loans from DIC which are provided solely for the purposes of the Acquisition.

20.13	Maintenance of Security

The Borrower shall, at its own expense, execute and do all such assurances, acts and things as are required or desirable for perfecting, maintaining and/or protecting the Security Interest constituted or evidenced or purported to be constituted or evidenced by any of the Security Documents.

20.14	Syndication

The Borrower shall provide the Finance Parties with a representation letter (in a form acceptable to the Mandated Lead Arranger acting reasonably) in connection with any information memorandum prepared in relation to the syndication of the Facility.

20.15	[**]

[**].

21	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

21.2	Key covenants

The Borrower does not comply with its obligations under Clauses Error! Reference source not found. ([**]), 20.3 (Pari passu ranking) or 20.4 (Negative pledge) or 18.1 (Financial statements).

21.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) or Clause 21.2 (Key covenants)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 days of the earlier of the Borrower becoming aware of the Event of Default and the Facility Agent giving notice to the Borrower.

21.4	Misrepresentation

(a)
Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if such misrepresentation is capable of remedy and is remedied within 21 days of the earlier of the Borrower becoming aware of the Event of Default and the Facility Agent giving notice to the Borrower.

21.5	Cross default

(a)	Any Financial Indebtedness of the Borrower or any member of the Group is not paid when due or within any originally applicable grace period.

(b)
Any Financial Indebtedness of the Borrower or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of the Borrower or any member of the Group is cancelled or suspended (or is capable of being cancelled or suspended) by a creditor of any of the Borrower or the Subsidiaries of the Borrower as a result of an event of default (however described).

(d)
Any creditor of the Borrower or any member of the Group becomes entitled to declare any Financial Indebtedness of any such entity due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than [**] (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)
The Borrower or a member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any of the Borrower or a member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or any member of the Group.

21.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any member of the Group other than a solvent liquidation or reorganisation where the Borrower or relevant member of the Group is the surviving entity;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any member of the Group;

(iii)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any member of the Group (other than in respect of a solvent re-organisation or where the Borrower or relevant member of the Group is the surviving entity); or

(iv)	enforcement of any Security Interest over any assets of the Borrower or any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)
Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement or, if earlier, the date on which it is advertised.

21.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or any member of the Group and is not discharged within ten Business Days.

21.9	Unlawfulness

It is or becomes unlawful for [**] to comply with any of its obligations under the Finance Documents.

21.10	Repudiation

[**] repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11	Revocation of authorisation

Any authorisation, approval or other requirement necessary to enable [**] to comply with its obligations under the Finance Documents is modified, revoked or ceases to be in full force and effect.

21.12	Litigation

Any litigation, arbitration or administrative proceeding is current, pending or threatened:

(a)	to restrain the exercise of rights or performance of [**] obligations under the Finance Documents; or

(b)	which is reasonably likely to be adversely determined and, if adversely determined, has or might reasonably be expected to have a Material Adverse Effect.

21.13	Material adverse change

Any event or circumstance occurs which would reasonably be expected to have a Material Adverse Effect.

21.14	Cessation of Business

Any member of the Group ceases, or threatens to cease, to carry on all or substantially all of its business, except as a result of [**].

21.15	Transaction security

(a)	Any Obligor fails to perform or comply with any of the obligations assumed by it in the Security Documents.

(b)	At any time any of the Security Documents is or becomes unlawful or is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective.

(c)	At any time, any of the Security Documents fails to have first ranking priority or is subject to any prior ranking or pari passu ranking Security.

21.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)
provided the Facility Agent has given notice to the Borrower under paragraphs (a), (b) or (c) above exercise, or direct the Security Trustee to exercise, any or all of its rights, remedies and powers under any of the Finance Documents.

22	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

22.2	Conditions of assignment or transfer

(a)
Subject to paragraph (b) below the consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is outstanding.

(b)	No consent of the Borrower is required for any transfers:

(i)	to another Lender or an Affiliate of a Lender; or

(ii)	effected whilst an Event of Default is outstanding.

(c)
The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed.  The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(d)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(e)	An assignment will only be effective on:

(i)
receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Facility Agent of all know your customer or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect (other than under any Syndication Agreement), pay to the Facility Agent (for its own account) a fee of $2,500.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower, the Group or Target or any of their Subsidiaries;

(iii)	the performance and observance by the Borrower and each member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower, each member of the Group and Target and their respective related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Borrower, each member of the Group and their respective related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)
Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute and duly complete any Syndication Agreement and any Transfer Certificates on its behalf.

(d)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)
the Facility Agent, the Security Trustee, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Trustee, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

22.6	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)
with (or through) whom that Lender enters into (or may potentially enter into) any sub participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group, Target and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

23	ASSIGNMENTS BY THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24	ROLE OF THE FACILITY AGENT, THE SECURITY TRUSTEE AND THE MANDATED LEAD ARRANGER

24.1	Appointment of the Facility Agent and the Security Trustee

(a)
Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents. Each other Finance Party appoints the Security Trustee to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Facility Agent (or, as the case may be, the Security Trustee) to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent (or, as the case may be, the Security Trustee) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(f)	The Facility Agent shall promptly forward to the Security Trustee a copy of all notices issued pursuant to Clause 21.16 (Acceleration).

24.3	Security Trustee as holder of security

(a)	The Security Trustee declares that it holds any Security Interest created by a Security Document on trust for the Finance Parties.

(b)	The Security Trustee is not liable or responsible to any other Finance Party for:

(i)	any failure in perfecting or protecting the security created by any Security Document; or

(ii)	any other action taken or not taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct.

(c)	The Security Trustee may accept, without enquiry, the title (if any) [**] may have to any asset over which security is intended to be created by any Security Document.

(d)
The Security Trustee is not obliged to hold in its possession any Security Document, title, deed or other document in connection with any asset over which security is intended to be created by a Security Document.  Without prejudice to the above, the Security Trustee may allow any bank providing safe custody services or any professional adviser to the Security Trustee to retain any of those documents in its possession.

(e)
Except as otherwise provided in any Security Document, all moneys received by the Security Trustee under a Security Document may be invested in the name of, or under the control of, the Security Trustee in any investments selected by the Security Trustee.  Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Security Trustee at any bank or institution (including itself) and upon such terms as it may think fit.

(f)	Each Finance Party confirms its approval of each Security Document.

(g)	If a disposal of any asset subject to security created by a Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:

(i)	all Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

(iii)	the disposal is being made at the request of the Security Trustee in circumstances where any security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document,

the asset(s) being disposed of (or, in the case of a disposal of shares in any member of the Group which results in it ceasing to be a member of the Group, all the assets of that member of the Group) will be released from any security over it created by a Security Document.  However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(h)
If the Security Trustee is satisfied that a release is allowed under this Clause 24.2(e), the Security Trustee must execute (at the request and expense of the relevant member of the Group) any document which is reasonably required to achieve that release.  Each other Finance Party irrevocably authorises the Security Trustee to execute any such document.

24.4	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No fiduciary duties

(a)
Save as referred to in Clause 24.2(e) (Facility Agent as holder of security), nothing in this Agreement constitutes the Facility Agent, the Security Trustee or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent, the Security Trustee nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.6	Business with the Group

The Facility Agent, the Security Trustee and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.7	Rights and discretions of the Facility Agent and the Security Trustee

(a)	The Facility Agent and the Security Trustee may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent and the Security Trustee may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent and the Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent and the Security Trustee may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent and the Security Trustee may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Trustee nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.8	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent and the Security Trustee shall:

(i)
exercise any right, power, authority or discretion vested in it as Facility Agent (or as the case may be, the Security Trustee) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Facility Agent and the Security Trustee may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent and the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
The Facility Agent and the Security Trustee are not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

24.9	Responsibility for documentation

Neither the Facility Agent, the Security Trustee nor the Mandated Lead Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Trustee, the Mandated Lead Arranger, the Borrower or any other person given in or in connection with any Finance Document; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.10	Exclusion of liability

(a)
Without limiting paragraph (b) below, the Facility Agent and the Security Trustee will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent and the Security Trustee) may take any proceedings against any officer, employee or agent of the Facility Agent (or, as the case may be, the Security Trustee) in respect of any claim it might have against the agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent (or, as the case may be, the Security Trustee) may rely on this Clause 24.

(c)	The Facility Agent (or, as the case may be, the Security Trustee) will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent (or, as the case may be, the Security Trustee) if the Facility Agent (or, as the case may be, the Security Trustee) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Facility Agent, the Security Trustee or the Mandated Lead Arranger to carry out any know your customer or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Trustee and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Trustee or the Mandated Lead Arranger.

24.11	Lenders' indemnity to the Facility Agent and the Security Trustee

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent and the Security Trustee within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Trustee (otherwise than by reason of the Facility Agent's (or as the case may be the Security Trustee's) gross negligence or wilful misconduct) in acting as Facility Agent or the Security Trustee under the Finance Documents (unless the Facility Agent or the Security Trustee has been reimbursed by the Borrower pursuant to a Finance Document).

24.12	Resignation of the Facility Agent or the Security Trustee

(a)	The Facility Agent (or the Security Trustee) may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively the Facility Agent (or the Security Trustee) may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent (or as the case may be, Security Trustee).

(c)
If the Majority Lenders have not appointed a successor Facility Agent (or Security Trustee) in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (or the Security Trustee) (after consultation with the Borrower) may appoint a successor Facility Agent (or Security Trustee).

(d)
The retiring Facility Agent (or Security Trustee) shall, at its own cost, make available to the successor Facility Agent (or Security Trustee) such documents and records and provide such assistance as the successor Facility Agent (or Security Trustee) may reasonably request for the purposes of performing its functions as Facility Agent (or Security Trustee) under the Finance Documents.

(e)	The Facility Agent's (or Security Trustee's) resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent (or Security Trustee) shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent (or Security Trustee), require it to resign in accordance with paragraph (b) above.  In this event, the Facility Agent (or Security Trustee) shall resign in accordance with paragraph (b) above.

24.13	Confidentiality

(a)
In acting as agent for the Finance Parties, the Facility Agent and Security Trustee shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent or the Security Trustee, it may be treated as confidential to that division or department and the Facility Agent and Security Trustee shall not be deemed to have notice of it.

24.14	Relationship with the Lenders

(a)
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 3 (Mandatory Cost formula).

(c)
Each Secured Party shall supply the Facility Agent with any information that the Security Trustee may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as security trustee.  Each Lender shall deal with the Security Trustee exclusively through the Facility Agent and shall not deal directly with the Security Trustee.

24.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Security Trustee and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information memorandum and any other information provided by the Facility Agent, the Security Trustee, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

24.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.17	Facility Agent's and Security Trustee's Management Time

Any amount payable to the Facility Agent and/or the Security Trustee under Clause 14.3 (Indemnity to the Facility Agent and Security Trustee), Clause 16 (Costs and Expenses) and Clause 24.11 (Lenders' indemnity to the Facility Agent and the Security Trustee) shall include the cost of utilising the Facility Agent's and/or the Security Trustee's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent and/or Security Trustee may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Facility Agent and/or Security Trustee under Clause 11 (Fees).

24.18	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party's rights

(a)
On a distribution by the Facility Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the Borrower.

(b)
A Recovering Finance Party is not obliged to share with any other Lender any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27	PAYMENT MECHANICS

27.1	Payments to the Facility Agent

(a)
On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

27.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

27.3	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

27.5	Partial payments

(a)
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Security Trustee and the Mandated Lead Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall:

(i)	prior to the exercise of its rights under Clause 21.16 (Acceleration) or any Security Document, and if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above;

(ii)	following the exercise of its rights under Clause 21.16 (Acceleration) or any Security Document, and if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(i) to (iv) above.

(c)	Paragraphs (a) to (b) above will override any appropriation made by the Borrower.

27.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

27.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

[**]

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent:

[**]

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other

Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified in paragraph (c) Clause 29.2 (Addresses) (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

29.5	Electronic communication

Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

(d)
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)
Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	Clause 2.2 (Finance Parties' rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 33;

(vii)	Clause 23 (Assignments by the Borrower); or

(viii)	any release of any Security Interest under any Security Document except where its release has been expressly provided in the Finance Documents,

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Trustee, the Mandated Lead Arranger may not be effected without the consent of the Facility Agent, the Security Trustee or the Mandated Lead Arranger.

34	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35	GOVERNING LAW

This Agreement is governed by English law.

36	ENFORCEMENT

36.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 36.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)
irrevocably appoints [**] as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and any notice in respect of such appointment shall be served at such agent's registered address; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

36.3	Waiver of immunity

The Borrower irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against the Borrower in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

37.4            Waiver of trial by jury

Each party waives any right it may have to a jury trial of any claim or cause of action in connection with any finance document or any transaction contemplated by any finance document.  This agreement may be filed as a written consent to trial by court.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
COMMITMENTS

[**].

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

[** (Three (3) pages omitted pursuant to confidential treatment request.)]

SCHEDULE 3
REQUESTS
Part I
Utilisation Request

From:	Dubai Holding Investments Group LLC

To:	Morgan Stanley Bank International Limited

Date:	[•]

Dear Sirs

Dubai Holding Investments Group LLC – [**] Facility Agreement dated [•] 2007 (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish [to borrow a Loan][that the Loan be disbursed to our order] on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ]

Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	This Utilisation Request is irrevocable.

Yours faithfully,

authorised signatory for
Dubai Holding Investments Group LLC

[** (One (1) page omitted pursuant to confidential treatment request.)]

Part II
Selection Notice

From: Dubai Holding Investments Group LLC

To:            Morgan Stanley Bank International Limited

Dated:

Dear Sirs

Dubai Holding Investments Group LLC - [**] Facility Agreement dated [•] 2007 (the Agreement)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan with an Interest Period ending on [ ]*.

or

3.	We request that the next Interest Period for the above Loan[s] is [ ]].

4.	This Selection Notice is irrevocable.

Yours faithfully

.....................................

authorised signatory for
Dubai Holding Investments Group LLC

*	Insert details of all Loans which have an Interest Period ending on the same date.

SCHEDULE 4

MANDATORY COST FORMULA

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent.  This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

% per annum

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 8 above is true and correct in all respects.

11.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 8 above.

12.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	Morgan Stanley Bank International Limited as Facility Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Date:	[•]

Dubai Holding Investments Group LLC – [**] Facility Agreement dated [•] 2007 (the Agreement)

1.
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer) of the Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer) of the Agreement.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.
For the purposes of German law, the New Lender ratifies (genehmigt) the acceptance by the Facility Agent, as representative without power of attorney (Vertreter ohne Vertretungsmacht) on behalf of the New Lender, of [**].  The New Lender thereby becomes a party to [**] signed by the Facility Agent as representative without power of attorney.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

[Facility Agent]

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Morgan Stanley Bank International Limited as Facility Agent

From:	Dubai Holding Investments Group LLC

Date:	[•]

Dubai Holding Investments Group LLC – [**] Facility Agreement dated [•] 2007 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	[**].

3.	We set out below calculations establishing the figures in paragraph 2 above:

[•].

4.	We confirm that no Default is outstanding as at [relevant testing date].

DUBAI HOLDING INVESTMENTS GROUP LLC

By:

[Chief Financial Officer]/[Chief Operating Officer]

SCHEDULE 7

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Lender]

To:	[insert name of Potential Lender]

Re:	The Facilit[y/ies]

Borrower:

Amount:

Facility Agent:

Dear Sirs

We understand that you are considering participating in the Facilit[y/ies].  In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake:

(a)
to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)
to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilit[y/ies];

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)
to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilit[y/ies].

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)
to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Borrower.

3.
Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.
Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.
Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us.  Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilit[y/ies] or (b) 12 months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than subparagraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)
neither we nor any of our officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.
No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter.  No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter.  The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.
Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.
Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third party rights

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.
Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions In this letter (including the acknowledgement set out below):

"Confidential Information" means any information relating to the Borrower, the Group, and the Facilt[y/ies] including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

"Group" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

"Participant Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

"Permitted Purpose" means considering and evaluating whether to enter into the Facilit[y/ies].

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Lender]

To:            [Arranger]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

SIGNATORIES

Borrower

DUBAI HOLDING INVESTMENTS GROUP LLC

By:

Mandated Lead Arranger

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

Facility Agent

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

Security Trustee

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

Original Lenders

MORGAN STANLEY BANK

By:

MORGAN STANLEY SENIOR FUNDING, INC.

By: